EXHIBIT 99.1

Contact:	Tim Wesley at (412) 825-1543

Wabtec Signs Contracts To Supply Components For PATH Subway Cars;

Multi-Year Backlog Now Exceeds $1 Billion, Including Options, For First Time

WILMERDING, Pa., Jan. 4, 2006 — Wabtec Corporation (NYSE: WAB) today announced that it has signed contracts to supply components for new subway cars being built for the Port Authority Trans-Hudson (PATH) rapid-transit system, which serves New York and New Jersey. The contracts are worth about $65 million for the base order of 340 cars. PATH has an option to purchase up to an additional 125 cars, which would increase the total value of the contracts to about $80 million.

Under the contracts, Wabtec’s WABCO Transit and Vapor Rail units will supply brakes, couplers, door operators and controls, and current collectors for the cars, which will be built by Kawasaki Rail Car. Wabtec expects to deliver components for the prototype cars in late 2006, with full production from 2007-10.

“We’re pleased to play an important role in the revitalization of the PATH fleet,” said William E. Kassling, Wabtec’s chairman, president and chief executive officer. “This project, combined with our previously announced contracts to supply components for new subway cars in New York City and to build locomotives for transit authorities in Toronto and New York, puts our transit business in a solid position through the end of this decade.”

In the past three months, Wabtec has announced contracts with a potential value of more than $400 million including options. Wabtec’s multi-year backlog, including options, now exceeds $1 billion for the first time, compared to about $700 million a year ago.

Based in Spartanburg, S.C., WABCO Transit designs and manufactures pneumatic, electronic and mechanical devices for passenger rail vehicles, including braking equipment, couplers and current collectors. Vapor Rail, based in Montreal, designs and manufactures door systems for passenger rail vehicles.

Wabtec Corporation (www.wabtec.com) is one of North America’s largest providers of value-added, technology-based products and services for the rail industry. Through its subsidiaries, the company manufactures a range of products for locomotives, freight cars and passenger transit vehicles. The company also builds new switcher and commuter locomotives, and provides aftermarket services, including locomotive and freight car fleet maintenance. The company has facilities located throughout the world. Wabtec’s mission is to be judged by its stakeholders as the world-class corporation focused on helping its global customers compete more effectively through higher levels of safety, quality and productivity.

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